CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the use of our report in the Registration Statement on Form S-1/A of Aegean Earth and Marine Corporation and the related prospectus (No. 333-150389) of our report dated April 16, 2008, except as to Note 11 as to which the date is April 21, 2008,  with respect to the financial statements of Aegean Earth and Marine Corporation as of December 31, 2007 and 2006, and for the year ended December 31, 2007, the period from March 10, 2006 (Inception) through December 31, 2006, and the cumulative period from Inception through December 31, 2007.  We also consent to the reference to our Firm under the  Caption "Experts" in such Registration Statement and related Prospectus.

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP

Houston, Texas

December 1, 2008